Exhibit 99.1
Western Refining Appoints Jeff Stevens to the Position of Chief Operating Officer
EL PASO, Texas—(BUSINESS WIRE)—April 9, 2008—Western Refining, Inc. (NYSE: WNR) today announced that Jeff Stevens, most recently Executive Vice President of Western, has been appointed to the newly created position of Chief Operating Officer. As Executive Vice President, Mr. Stevens oversaw the Company’s marketing and supply operations. In his new role as Chief Operating Officer, Mr. Stevens will be responsible for all operations of the Company including refining, retail, wholesale, and transportation. “Jeff has made significant contributions to Western over the past eight years, and I am confident that his deep industry experience and proven leadership skills will continue to serve our company well,” said Paul Foster, Western’s President and Chief Executive Officer. Mr. Stevens said, “Western is a dynamic company with a strong position in the refining industry. I look forward to taking on this new position and continuing to work with the rest of the Western team to execute our strategic and operating priorities.”
Mr. Stevens has over 20 years of oil industry and marketing experience. He has served as Executive Vice President of Western since joining the Company’s operating subsidiary in 2000. He was elected to Western’s Board of Directors in September 2005. Prior to joining Western, Mr. Stevens was Senior Vice President — Supply and Marketing from 1997 to 2000 at Giant Industries, Inc. He served as Vice President — Supply and Marketing of Phoenix Fuel from 1993 until 1997, when it was acquired by Giant.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.
Contact:
Western Refining, Inc.
Mark Cox
915-534-1400